UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2013 (November 20, 2013)

DEVON ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-32318	73-1567067
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 WEST SHERIDAN AVE., OKLAHOMA CITY, OK	73102-5015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 20, 2013, Devon Energy Production Company, L.P., an Oklahoma limited partnership (“Buyer”) and wholly-owned subsidiary of Devon Energy Corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with GeoSouthern Intermediate Holdings, LLC, a Delaware limited liability company and an indirect subsidiary of GeoSouthern (“Seller”), and, solely with respect to certain sections specified therein, GeoSouthern Energy Corporation, a Texas corporation (“GeoSouthern”). Pursuant to the Purchase Agreement, Buyer has agreed to acquire (the “Acquisition”) Seller’s interests in certain affiliates (the “Acquired Companies”) that own certain oil and gas properties, leasehold mineral interest and related assets located in the Eagle Ford Formation (collectively, the “Acquired Company Assets”). The effective date of the purchase and sale of the interests in the Acquired Companies is September 1, 2013 (the “Effective Date”). The transaction is expected to close in the first quarter of 2014, subject to certain conditions, as described below.

The aggregate purchase price for the Acquisition is approximately $6 billion (the “Purchase Price”). The Purchase Price is subject to potential adjustments including, but not limited to, adjustments for certain title and environmental defects, if any, as well as customary adjustments to reflect the operation of the Acquired Company Assets following the Effective Date and prior to the closing date. At closing, a portion of the Purchase Price will be placed into escrow for a specified period to fund certain indemnity obligations of Seller under the Purchase Agreement, if any.

The Purchase Agreement contains customary representations, warranties, covenants and indemnities by Buyer and Seller. Among other things, during the period between the execution of the Purchase Agreement and the closing of the Acquisition, Seller has agreed to, among other things, cause the Acquired Companies to conduct their operations, including the operation of the Acquired Company Assets, in the ordinary course and to restrict certain activities and capital expenditures.

Each party’s obligation to consummate the Acquisition is conditioned upon, among other things, (i) the accuracy of the parties’ representations and warranties as of the closing, (ii) the parties’ performance, in all material respects, of all covenants, (iii) the absence of any legal order prohibiting the consummation of the Acquisition and (iv) clearance under the Hart-Scott-Rodino Act. In addition, Buyer’s obligation to consummate the Acquisition is conditioned upon the repayment of all indebtedness of the Acquired Companies, as well as the release of all liens associated therewith.

The Purchase Agreement contains certain termination rights for both Buyer and Seller, including (i) if closing does not occur by June 30, 2014 through no fault of the terminating party, (ii) if any of the conditions to closing are not satisfied or capable of being satisfied through no fault of the terminating party or (iii) if adjustments to the Purchase Price resulting from title and environmental defects exceed a specified threshold of the Purchase Price in the aggregate.

The Company expects to fund the Acquisition with cash on hand and debt financing.

Item 7.01	Regulation FD Disclosure.

On November 20, 2013, the Company issued a press release announcing the Acquisition and providing additional information about the Acquired Companies and the Acquired Company Assets.

The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibits

99.1	Press Release dated November 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2013

Devon Energy Corporation

By:	/s/ Carla D. Brockman
Carla D. Brockman
Vice President, Corporate Governance and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 20, 2013.